Exhibit 99.1

Press Release For Immediate Release	Contact:	Christopher D. Myers President and Chief Executive Officer (909) 980-4030
CVB Financial Corp. Updates Shareholders
On Third Quarter Financial Developments
Ontario, California, September 9, 2010- CVB Financial Corp. (NASDAQ:CVBF)
The purpose of this press release is to update our shareholders on recent third quarter developments with the company that are significant.
The following bullet points summarize these developments. A more detailed explanation of each item will follow.
•	We sold approximately $537 million in mortgage-backed securities and collateralized mortgage obligations resulting in recognition of gains totaling approximately $28 million.
•	We prepaid $150 million in Repurchase Agreement debt with another financial institution that carried a 4.95% rate. This debt was scheduled to mature in September 2011. The one-time prepayment charge was $7.6 million.
•	After discussions in August with our largest borrower, we charged-off $34 million in debt owed by that borrower and placed the remaining $48 million in our non-performing loan category. As of the end of the second quarter of 2010, we had allocated $24.7 million (or 30% of the loan amount) of our reserves against this relationship.
•	Non-performing loans are projected to increase by $59 million for the quarter to $142 million; $48 million of this increase is attributed to our largest borrower.
•	We anticipate pre-tax, pre-security gain, pre-provision income of $30 to $34 million for the third quarter of 2010. This should result in after-tax profits of $17 million ($0.16 per share) to $20 million ($0.19 per share) for the 3rd quarter.
The following provides a more detailed explanation of the bullet points listed above.

Gains on Sale of Securities
We sold approximately $537 million of our mortgage-backed securities and collateralized mortgage obligations. We did this for three primary reasons: (1) To realize $28 million in gains to strengthen our balance sheet and capital position; (2) To expense a $7.6 million prepayment penalty associated with the prepayment of $150 million in repurchase agreement debt with a annual cost of 4.95%; and (3) To add $9.3 million to our reserves to offset the incremental charge-off of our largest borrower (we had $24.7 million in reserves at 6/30/10 versus the $34 million charge-off amount). In addition, we reinvested the majority of proceeds from these securities sales in U. S. Agencies and mortgage backed securities. The net result of this action will be to reduce our interest income by approximately $3.4 million per quarter. Conversely, the prepayment of our $150 million Repurchase Agreement will save us approximately $1.8 million per quarter. The overall effect of the selling and buying of securities and the prepayment of debt is a net reduction of $1.6 million per quarter in pre-tax income ($3.4 million in lost interest income offset by $1.8 million in reduced interest expense).
Prepayment of $150 Million in Repurchase Agreement Debt
Due to the large gain on sale of securities and our anticipation of continued low interest rates, we chose to prepay the remaining $150 million in Repurchase Agreement debt with a current rate of 4.95%. As a result, we anticipate saving approximately $1.8 million per quarter in interest expense over the next four plus quarters. The cost of prepayment was $7.6 million.
Certain Large Loans
Recently, our single largest borrower informed us that they were not able to make principal and interest payments on their loans as scheduled and wanted to negotiate an alternative repayment schedule. The borrowing relationship is comprised of seven loans and totals approximately $82 million in outstanding debt. This is the largest borrowing relationship in the Bank.
In response to the information from our largest borrower, we have taken the following actions:
•	On September 2, 2010 all of the loans were put on non-accrual ($48 million in loans after charging off $34 million).
•	We charged-off $34 million in loans versus our June 30, 2010 reserve of $24.7 million. Based on our charge-off of $34 million, we are recording an additional $9.3 million provision for credit losses in the third quarter.
•	The $34 million charge-off figure was determined as follows: we currently hold first trust deed liens on 25 different properties with an aggregate appraised value of $52.1 million. Each of the 25 properties has been appraised by MAI certified third party appraisers with the exception of two properties which were appraised by a third-party State Certified Real Estate appraiser. The combined value of the two non-MAI appraised properties is $5.7 million. All of the 25 property appraisals were updated in 2010 with the exception of one property which was appraised in November 2009 and was valued at $3.0 million at that time. The remaining $48 million in non-accrual loan balance represents 92% of the $52.1 million in aggregate appraised values. Of note, appraisal values are discounted by 8% for anticipated sales costs. The 92% overall net value was derived by using FAS 114 impairment testing based on the current appraised values.

•	The Borrower sold a 26th property recently for $2.5 million. The majority of the proceeds of this sale ($2 million) are held as payment collateral for our loans, which collateral is to be used to make all principal and interest payments scheduled through December 15, 2010. The remaining $0.5 million in proceeds were used to pay past due property taxes, sales commissions and borrower cost reimbursements. This is part of a Forbearance Agreement with the subject borrower. The Agreement expires December 15, 2010.
The following additional information is provided related to the largest of the seven loans, a $42.5 million loan balance:
•	This loan is further supported by UCC-1 filings on the borrower’s equity interests in 15 income producing properties, aggregating nearly two million square feet of office and industrial space. All of the 15 properties have existing first trust deeds recorded by other lenders, so we have no direct lien on the properties. The excess cash flow realized on these properties (after paying the mortgage payments) has been utilized to assist our Borrower in paying CBB loan obligations. Of the 15 properties, all properties are income producing (nine are industrial properties and six are office buildings). However, in recent months, cash flow has declined significantly due to vacancies and reduced rents. Due to our weakened equity-based collateral position on these properties, we have discounted the value of our UCC-1 filings on the subject properties to zero. We do expect to realize some future value from our liens on the borrower’s equity positions on some of the 15 properties, but can realistically offer no assurance or guidance to shareholders at this time.
Other:
•	The next largest borrowing relationship with the Bank is under $38 million in total loan commitments.
•	We are an Inland-Empire headquartered bank; however, our largest concentration of non-covered loans is located in Los Angeles County, which is 33%. Inland Empire based non-covered loans represent 22% of our non-covered portfolio.
Non-Performing Loans
We project that our non-performing loans will see an increase of $59 million for the third quarter going from $83 million to $142 million. Of this increase, $48.0 million represents the balance of the loans to our largest borrower, after the $34 million charge-off. The remaining $11 million in increase is primarily attributed to two dairy borrowers, who recently were reclassified to non-performing status.

Charge-offs for the third quarter are projected to total approximately $38 million. Of this amount, $34 million represents the charge-off on our largest borrower. The remaining $4 million is for smaller, unrelated loans to other borrowers.
Our allowance for credit losses was $118.5 million at the end of June, 2010. We anticipate our charge-offs being $38 million for the quarter. We are making an additional provision for the charge-off of our largest borrower of $9.3 million and project adding an additional $16 million to the allowance for the third quarter. Our allowance for credit losses is projected to decline to around $106 million for the quarter ending September 30, 2010 or about 3.05% of total non-covered loans.
2010 Third Quarter Profit Projection
Our pre-tax, pre-security gain, pre-provision income for the third quarter of 2010 is anticipated to be between $30 million and $34 million. When we add the securities gain of $28 million, deduct the pre-payment penalty on the repurchase agreement of $7.6 million and deduct the provision for credit losses of $25.3 million ($16 million as our normal provision and $9.3 million additional for the large borrower), we project after-tax earnings of $17 to $20 million or about $0.16 to $0.19 per share.
Capital
We continue to maintain a strong capital position. The following table illustrates our capital ratios compared to regulatory guidelines:

	Minimum	Well-Capitalized	June 30,
	Ratio	Ratio	2010
Risk-based Capital Ratios:
Tier 1	4.0%	6.0%	16.0%
Total	8.0%	10.0%	17.4%
Leverage Ratio	4.0%	5.0%	10.0%
Tangible Capital Ratio			9.0%
We anticipate that the above listed ratios will be approximately the same or higher at the end of the third quarter of 2010.
SEC Investigation
Our company is fully cooperating with the SEC in its investigation. We look forward to answering any questions that the SEC may present. We have no insight into the timing or duration of this investigation at this time.

Safe Harbor
Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries, including, but not limited to, inquiries and investigations by the Securities and Exchange Commission, and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2009, and all subsequent filings of its Quarterly Report on Form 10-Q, and, particularly, the discussion of risk factors within those documents. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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